UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2013

Nexstar Broadcasting Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 N. O’Connor Boulevard

Suite 1400

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Preliminary Financial Results of the Company for the Three Month Period Ended December 31, 2012

On February 6, 2013, Nexstar Broadcasting Group, Inc. (the “Company”) announced preliminary estimates for net revenue, gross political revenue, total station operating expenses and corporate expenses for the fiscal quarter ended December 31, 2012. Our results of operations for the fiscal quarter ended December 31, 2012 and the fiscal year ended December 31, 2012 are not yet available. Management has prepared the estimated net revenue, gross political revenue, total station operating expenses and corporate expenses data below in good faith based upon our internal reporting for the fiscal quarter ended December 31, 2012. The estimates represent the most current information available to management. Such estimates have not been subject to our normal financial closing and financial statement preparation processes. As a result, our actual financial results could be different and those differences could be material. The audit of the fiscal year 2012 consolidated financial statements by our independent registered public accounting firm has not yet been completed. As such, the results are subject to change. However, in the opinion of management, any adjustments are expected to be of a normal and recurring nature, necessary for a fair presentation of the information presented below. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

The following table sets forth a range of net revenues, gross political and certain expenses during the fiscal quarter ended December 31, 2012:

	Range of Amounts
	(in thousands)
Net revenues	$115,900	$116,400
Gross political revenue (included in net revenues)	27,250	27,450
Total station operating expenses(1)	59,250	60,600
Corporate expenses	8,050	8,250

(1)	Due to the preliminary nature of these estimates, in lieu of presenting (a) direct operating expenses (net of trade, depreciation and amortization), (b) selling, general and administrative expenses (net of depreciation and amortization), (c) trade and barter expense and (d) payments for broadcast rights, we are instead presenting total station operating expenses, which is the sum of those four expenses.

These amounts include one month of operations of the ten stations acquired by our wholly-owned indirect subsidiary Nexstar Broadcasting, Inc. from Newport Television LLC and Newport Television License LLC, that closed on December 3, 2012, which became effective December 1, 2012. Corporate expenses and certain station operating expenses are expected to increase from prior periods primarily due to an increase in additional legal, accounting, personnel and other expenses as a result of the consummation of recent securities offerings by us and the selling stockholders and strategic acquisitions by us during the fiscal quarter ended December 31, 2012.

In addition, we estimate that as of December 31, 2012, we will have had approximately $860 million (net of discount) of total indebtedness of which approximately $610 million (net of discount) was secured debt. We had approximately $65 million of cash and cash equivalents available at that date.

Although we are unable at this time to provide any additional estimates with respect to our financial position, we have not identified any unusual or unique events or trends that occurred during the fiscal quarter ended December 31, 2012 that might materially affect our results of operations other than those discussed above. The final financial results for the fiscal quarter ended December 31, 2012 may be different from the preliminary estimates we are providing above due to completion of quarterly close and review procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized.

The preliminary financial data included in this report has been prepared by and, is the responsibility of, Nexstar Broadcasting Group, Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Item 8.01 Other Events.

On February 6, 2013, we announced a secondary offering of common stock by selling stockholders. We also announced on February 6, 2013 the entry into a definitive agreement with Granite Broadcasting Corporation to acquire the assets of KSEE(TV), the NBC affiliate serving the Fresno, California market. Copies of the news releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	News Release, dated February 6, 2013, issued by Nexstar Broadcasting Group, Inc.

99.2	News Release, dated February 6, 2013, issued by Nexstar Broadcasting Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

Dated: February 6, 2013

	By:	/s/ Thomas E. Carter
	Name:	Thomas E. Carter
	Title:	Executive Vice President Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release, dated February 6, 2013, issued by Nexstar Broadcasting Group, Inc.

99.2	News Release, dated February 6, 2013, issued by Nexstar Broadcasting Group, Inc.